Exhibit 10.22

GOOGLE SERVICES AGREEMENT

COMPANY INFORMATION

COMPANY: Yahoo! Inc.

	Business Contact:	Legal Contact:	Technical Contact:
Name:	[*]	[*]	[*]
Title:	[*]	[*]	[*]
Address, City, State, Postal Code:	[*]	[*]	[*]
Phone:	[*]	[*]	[*]
Email:	[*]	[*]	[*]

TERM

TERM: Starting on October 1, 2015 (“Effective Date”) and continuing through December 31, 2018 (inclusive) (“Term”)

SEARCH SERVICES

☒ WEBSEARCH SERVICE (“WS”)	Search Fees

Sites approved for WS: See Exhibit A	[*]/1,000 Requests for Search Results Sets

Approved Client Applications for WS:

[*]

☒ IMAGE SEARCH SERVICE (“IS”)	Search Fees

Sites approved for IS: See Exhibit A	[*]/1,000 Requests for Search Results Sets

Approved Client Applications for IS:

[*]

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ADVERTISING SERVICES

☒ ADSENSE FOR SEARCH (“AFS”)	AFS Revenue Share Percentage	AFS Deduction Percentage

Sites approved for AFS: See Exhibit A	See Exhibit B	[*]

Approved Client Applications for AFS:

[*]

☒ [*]	[*]	[*]

[*]	[*]	[*]

[*]

[*]

CURRENCY

☐ AUD ☐ CAD ☐ EUR ☐ GBP	☐ JPY ☐ KRW ☒ USD ☒ Other (pursuant to Section 13.2(a))

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

This Google Services Agreement (“Agreement”) is entered into by Google Inc. (“Google”) and Yahoo! Inc. (“Company”) and is effective as of the Effective Date.

RECITALS

WHEREAS, Company has approached Google and inquired about obtaining the right to utilize certain of Google’s websearch and advertising services on Company’s websites; and

WHEREAS, Google is willing to provide such websearch and advertising services to the Company subject to the other terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1. Definitions. In this Agreement:

1.1. “Ad” means an individual advertisement provided through the applicable Advertising Service.

1.2. “Ad Deduction” means, for each of the Advertising Services, for any period during the Term, the Deduction Percentage (listed on the front pages of this Agreement) of Ad Revenues.

1.3. “Ad Revenues” means, for any period during the Term, revenues that are recognized in accordance with U.S. GAAP by Google in connection with Company’s use of the applicable Advertising Service and attributed to Ads in that period. Notwithstanding the foregoing, Ad Revenues for any Ads sold to advertisers at a fixed or aggregated price will be calculated as if such advertisers had paid the final price for the provision of the Ad in accordance with the definition above. Ad Revenues will be recognized in the month in which the Ads appear on Company’s Sites. For clarity, Ad Revenues shall be calculated before deducting any Revenue Share Percentage payable to Company.

1.4. “Ad Set” means a set of one or more Ads.

1.5. “Advertising Services” means the advertising services selected on the front pages of this Agreement.

1.6. “Affiliate” means any entity that directly or indirectly controls, is controlled by or is under common control with, a party [*].

1.7. “Alternative Search Queries” means alternative search queries as approved by Google in writing and described in the Google Program Guidelines.

1.8. “Approved Client Application” means any Client Application approved by Google for the purpose of accessing a Service.

1.9. “Brand Features” means each party’s trade names, trademarks, logos and other distinctive brand features.

1.10. “Click Tracking” means click tracking or other click monitoring of Ads or Ad Sets on the Sites by Company.

1.11. “Client Application” means any application, plug-in, helper, component or other executable code that runs on a user’s desktop computer.

1.12. “Client Application Guidelines” means the policy guidelines applicable to the Approved Client Application(s) as provided by Google to Company from time to time.

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.13. “Company Content” means any content served to End Users that is not provided by Google.

1.14. “Confidential Information” means information that one party (or an Affiliate) discloses to the other party under this Agreement, and that is marked as confidential or would normally be considered confidential information under the circumstances. It does not include information that the recipient already knew, that becomes public through no fault of the recipient, that was independently developed by the recipient, or that was lawfully given to the recipient by a third party.

1.15. “Data” means any data or information collected by Google through the Services provided to Company (whether received directly from End Users by Google or sent by Company to Google).

1.16. “Desktop AFS Ads” means AFS Ads that are displayed in response to Search Queries submitted by End Users not using Mobile Devices or Tablet Devices (for clarity, consistent with the device definitions used by Google for advertiser reporting, pricing, and feature serving across its network and with its other syndication partners).

1.17. “End Users” means individual human end users of a Site or Approved Client Application.

1.18. “Equivalent Ads” means any third party or Company sourced advertisements that are the same as or substantially similar in nature to the AFS Ads or the [*].

1.19. “Google Branding Guidelines” means the brand treatment guidelines applicable to the Services and located at the following URL: http://www.google.com/wssynd/02brand.html (or a different URL Google may provide to Company from time to time), which guidelines may be updated by Google from time to time (a current version (as of the Effective Date) of such guidelines are set forth on Exhibit D).

1.20. “Google Program Guidelines” means the policy and implementation guidelines applicable to the Services and as located at the following URL(s): https://support.google.com/adsense/answer/6068943 and https://support.google.com/adsense/answer/6069508 (or any different URL(s) or additional URL(s) Google may provide to Company from time to time), which guidelines may be updated by Google from time to time (a current version (as of the Effective Date) of certain applicable guidelines are set forth on Exhibit D).

1.21. “Governmental Authority” means any government, governmental authority, court, governmental tribunal, governmental agency, governmental bureau or other governmental regulatory, administrative or judicial agency, governmental commission or organization, and any subdivision, branch or department of any of the foregoing.

1.22. “Intellectual Property Rights” means all copyrights, moral rights, patent rights, trademarks, rights in or relating to Confidential Information and any other intellectual property or similar rights (registered or unregistered) throughout the world.

1.23. “Mobile Devices” means mobile devices, as determined by Google in its reasonable discretion consistent with the mobile device definitions used by Google for advertiser reporting, pricing, and feature serving across its network and with its other syndication partners.

1.24. “Mobile AFS Ads” means AFS Ads displayed in response to Search Queries submitted by End Users using Mobile Devices.

1.25. “Mobile & Tablet Queries” means Search Queries from Mobile Devices or Tablet Devices.

1.26. “Net Ad Revenues” means, for each of the Advertising Services, for any period during the Term, Ad Revenues for that period minus the Ad Deduction (if any) for that period.

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.27. “Request” means a request from Company or an End User (as applicable) to Google for a Search Results Set and/or an Ad Set (as applicable).

1.28. “Results” means Search Results Sets, Search Results, Ad Sets or Ads.

1.29. “Results Page” means any Site page that contains any Results.

1.30. “Search Box” means a search box (or other means approved by Google) for the purpose of sending search queries to Google as part of a Request.

1.31. “Search Query” means (a) a text query entered and submitted into a Search Box on the Site or on an Approved Client Application by an End User or otherwise permitted under Section 3.1 or (b) an Alternative Search Query.

1.32. “Search Result” means an individual search result provided through the applicable Search Service.

1.33. “Search Results Set” means a set of one or more Search Results.

1.34. “Search Services” means the search services selected on the front pages of this Agreement.

1.35. “Services” means the Advertising Services and/or Search Services (as applicable).

1.36. “Site(s)” means the Company owned-and-operated Website(s) located at the URL(s) listed on Exhibit A, together with the additional Company owned-and-operated Websites located at the URL(s) approved by Google from time to time under subsection 7.3(a) below, in each case, in accordance with any territorial restrictions (if any) set forth in Exhibit A or in any Site approval.

1.37. “Tablet Devices” means tablet devices, as determined by Google in its reasonable discretion consistent with the tablet device definitions used by Google for advertiser reporting, pricing, and feature serving across its network and with its other syndication partners.

1.38. “Tablet AFS Ads” means AFS Ads displayed in response to Search Queries submitted by End Users using Tablet Devices.

1.39. “Territories” means the territories set forth on Exhibit A, as amended from time to time upon the mutual agreement of the parties.

2. Launch, Implementation and Maintenance of Services.

2.1. Launch. Company will not launch any implementation of the Services into live use, including without limitation any implementation of Alternative Search Queries, and such implementations will not be payable by Google, until Google has approved such implementations in writing (with email sufficing) for each covered Territory.

2.2. Implementation and Maintenance.

(a) For the remainder of the Term following the Effective Date, Google will make available and Company may implement and maintain each of the Services on each of the Sites and Approved Client Applications. For clarity, Company may not implement the Services on a property that is not a Site or an Approved Client Application (e.g., the Services may not be implemented on any website that is owned or operated, whether in part or in full, by an entity that is not Company or an Affiliate of Company).

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Company will ensure that Company (i) is the technical and editorial decision maker in relation to each Site and each Company-owned Approved Client Application, including all Results Pages (including Results Pages displayed in response to Search Queries delivered from any Approved Client Application); and (ii) has control over the way in which the Services are implemented on each of those pages.

(c) Company will ensure that the Services are implemented and maintained in accordance with (i) the applicable Google Branding Guidelines except as otherwise set forth in subsection 2.2(d) below; (ii) the applicable Google Program Guidelines; (iii) Google technical protocols provided by Google to Company (if any); and (iv) any other technical requirements and specifications applicable to the Services that are provided to Company by Google from time to time[*].

(d) [*]

(e) If Company makes an AFS Request on any page of a Site, Company may not request [*] unless otherwise approved in writing (email sufficing) by Google.

(f) Company will ensure that (i) every AFS Request and every [*] is generated by a Search Query and (ii) every AFS Request and every [*] contains the Search Query that generated that Request.

(g) Subject to Section 3 (Restrictions on Services), Google will, upon receiving a Request sent in compliance with this Agreement, provide a Search Results Set and/or an Ad Set (as applicable) when available [*].

(h) Company will ensure that, at all times during the applicable Term, Company:

(i) has a clearly labeled and easily accessible privacy policy in place relating to the Site(s); and

(ii) provides the End User with clear and comprehensive information about cookies and other information stored or accessed on the End User’s device in connection with the Services, including information about End Users’ options for cookie management.

(i) Company will use commercially reasonable efforts to ensure that an End User gives consent to the storing and accessing of cookies and other information on the End User’s device in connection with the Services where such consent is required by law.

(j) Company may implement any Alternative Search Queries approved by Google in writing, subject to the terms of this Agreement, including without limitation the Google Program Guidelines, Google technical protocols and any other technical requirements and specifications applicable to the Alternative Search Queries that are provided to Company by Google from time to time. [*]. With 7 days prior written notice, Google may stop returning Ads in response to Alternative Search Queries or require Company to cease or modify the use or implementation of any Alternative Search Queries [*].

2.3. [*]. Notwithstanding any restriction in the Google Program Guidelines regarding implementation on [*], Google permits Company to implement the [*] so long as such implementation is in accordance with Google’s instructions and this Agreement; [*].

3. Restrictions on Services.

3.1. No Downloadable Applications; No Third Party Queries. Notwithstanding anything to the contrary in this Agreement and except for Approved Client Applications, Company will not, and will not allow any third party to (a) directly or indirectly access the Services through any application, plug-in, helper, component or other executable

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

code that runs on an End User’s desktop computer, Mobile Device or Tablet Device; (b) access the Services for Search Queries obtained as a result of such End Users downloading any application, plug-in, helper, component or other executable code; or (c) allow any third party sites or applications to access the Services for Search Queries. For clarity, Company is permitted to access the Services for Search Queries received directly from an End User using a Mozilla browser, Internet Explorer, Microsoft Edge, Chrome, Safari, Dolphin or Opera browser on such End User’s desktop computer, Mobile Device or Tablet Device and as a result of the End User manually and [*].

4. Policy and Compliance Obligations.

4.1. Policy Obligations. Company will not, and will not knowingly or negligently allow any third party to:

(a) modify, obscure or prevent the display of all, or any part of, any Results (provided, however, that Company has the ability to request the number of Results that it chooses to display on a webpage in its sole discretion and may provide other content on the page (as provided for in Section 2.2(g) above, subject to the terms and restrictions herein));

(b) edit, filter, truncate, append terms to or otherwise modify any Search Query, except as provided in Section 2.2(j);

(c) implement any click tracking or other click monitoring of Results, except as provided in Section 10 (Click Tracking) below;

(d) display any Results in pop-ups, pop-unders, exit windows, expanding buttons, animation or other similar methods [*];

(e) interfere with the display of or frame any Results Page or any page accessed by clicking on any Results;

(f) display any content between any Result and any page accessed by clicking on such Result or place any interstitial content immediately before any Results Page containing any Results;

(g) enter into any type of arrangement with a third party where either party receives, directly or indirectly, a financial benefit in connection with the Results or Ad revenue (including any co-branding, white labeling or sub-syndication arrangement) [*];

(h) directly or indirectly, (i) offer incentives to End Users to generate impressions, Requests or clicks on Results, (ii) fraudulently generate impressions, Requests or clicks on Results or (iii) modify impressions, Requests or clicks on Results;

(i) “crawl”, “spider”, index or in any non-transitory manner store or cache information obtained from the Services (including Results) [*];

(j) display, on any Site where Google Results are also displayed, any content that violates or encourages conduct that would violate the Google Program Guidelines, Google technical protocols and any other technical requirements and specifications applicable to the Services that are provided to Company by Google from time to time; or

(k) serve or display advertisements on or in connection with, or otherwise monetize, Results Pages that have Search Results from IS.

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2. Compliance Obligations. Company will not knowingly or negligently allow any use of or access to the Services through any Site or Approved Client Application that is not in compliance with the terms of this Agreement. Company will use commercially reasonable efforts to monitor for any such access or use and will, if any such access or use is detected, take all reasonable steps requested by Google to disable this access or use. If Company is not in material compliance with this Agreement at any time, Google may, with notice to Company, suspend provision of all (or any part of) the applicable Services until Company implements adequate corrective modifications as reasonably required and determined by Google.

4.3 Search Distribution.

(a) Notwithstanding Section 4.1(g), Company may share Ad Revenue received by Company hereunder solely and directly with (or with an Affiliate of) any of the companies listed on Exhibit C (Permitted Search Distribution Partners) (each, a “Permitted Search Distribution Partner”) [*].

(b) For clarity, Company will not disclose to any Permitted Search Distribution Partner, or to any other third parties, the AFS Revenue Share Percentage or any other economic terms of this Agreement, or sufficient data that would allow a Permitted Search Distribution Partner or third party to derive such AFS Revenue Share Percentage or other economic terms of this Agreement. [*].

(c) [*]

5. Third Party Services.

5.1. Non-Exclusive Relationship. Notwithstanding anything to the contrary contained in the Agreement, Company may choose to send Requests to Google in its sole discretion. Company’s rights to utilize the Services under this Agreement are non-exclusive on a query-by-query basis, and Company is not obligated to send any Request from any Site, nor is Company obligated to send any minimum number of Requests. [*]. The foregoing sentence does not relieve Company of its obligation to comply with the obligations of this Agreement with respect to the manner in which the Search Results and Ads are requested and displayed.

5.2 [*]

6. Approved Client Applications. Company will, and will ensure that any Approved Client Application(s) will, comply with Google’s Client Application Guidelines, as provided by Google to Company from time to time.

7. Changes and Modifications.

7.1. By Google. If Google modifies the Google Branding Guidelines, Google Program Guidelines, or the Google technical protocols and the modification requires action by Company, Company will take the necessary action no later than [*] from receipt of notice of such modification from Google [*].

7.2. By Company. Company will provide Google with at least 15 days prior notice of any change in code or serving technology (e.g., a change in the advertising serving technology used to display Ad Results) that could reasonably be expected to materially affect the delivery or display of any Ad Results and make such delivery or display inconsistent with the Agreement.

7.3. Site List and Approved Client Application Changes.

(a) Company may notify Google from time to time that it wishes to add or remove (i) URL(s) to those comprising the Site(s) or (ii) Client Applications to those comprising the Approved Client Applications, in each case, by sending notice to Google at least 15 days before Company wishes an addition to take effect and at least 5 days

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

before Company wishes a deletion to take effect. Google may approve or disapprove the request in its reasonable discretion, this approval or disapproval to be in writing.

(b) If there is a change in control of any Site (such that the conditions set out in Section 2.2(b) are not met):

(i) if such Site is a Company owned-and-operated Site, Company will provide notice to Google at least 30 days before the change; and

(ii) unless the entire Agreement is assigned to the third party controlling such Site in compliance with Section 20.3 (Assignment) below, from the date of that change in control of such Site, such Site will be treated as removed from this Agreement. Company will ensure that from that date, the Services are no longer implemented on such Site.

8. Service Levels

8.1. General. During the Term, Google will maintain the service level guidelines provided under this Section 8 for the transmission of HTTP/HTTPS AFS Requests pursuant to the Agreement (“Service Request”) sent by Company through the Google system, [*].Notwithstanding anything to the contrary in this Agreement, Company’s sole and exclusive remedy for any breach of this Section 8 shall be to exercise its rights to terminate the agreement in accordance with Section 18; [*].

8.2 Service Availability. Google will provide [*] Service Availability over a rolling [*] as measured and monitored from Google’s facilities. For purposes of this Section, “Service Availability” means the percentage of valid Service Requests received by Google from Company that are processed by Google’s system, and “Network Issues” means any outage or latency caused by any third party network connectivity or software that is outside Google’s direct control.

8.3 Server Latency. [*]. “Server Latency” means the time period between (1) when Google’s system receives a valid Service Request from Company and (2) when Google’s system has processed such Service Request. Server Latency does not include any time associated with transmission of the Service Request from Company to Google’s system or transmission of the applicable HTTP/HTTPS response from Google’s system to Company.

8.4 [*]

9. Reporting; Optimization.

9.1 Reporting. The parties will work together to implement reasonable tracking and reporting such that each party can effectively manage its business related to this Agreement [*].

9.2 Client and Channel IDs. Company may reasonably request creation of Client IDs and Channel IDs. The parties will mutually agree on the creation of, and on Company’s implementation of, Client IDs and Channel IDs, taking into account the Company’s reasonable requirements for [*] blocking, filtering and reporting. [*]

9.3 [*]

10. Click Tracking. Company may implement Click Tracking in accordance with the Google technical protocols, Google Program Guidelines and this Agreement; [*]. Company is responsible for the implementation and operation of any Click Tracking.

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11. Intellectual Property. Except to the extent expressly stated otherwise in this Agreement, neither party will acquire any right, title or interest in any Intellectual Property Rights belonging to the other party, or to the other party’s licensors, including any right to joint ownership of any Intellectual Property Rights belonging to the other party or its licensors. Company will not analyze, decompile, reverse engineer, or disassemble any of the Services and information made available by Google hereunder.

12. Brand Features.

12.1. Google grants to Company a non-exclusive and non-sublicensable license during the Term to use the Google Brand Features solely to fulfill Company’s obligations in connection with the Services in accordance with this Agreement and the applicable Google Branding Guidelines. Google may revoke this license at any time upon notice to Company. Any goodwill resulting from the use by Company of the Google Brand Features will belong to Google.

12.2. Google may include Company’s Brand Features in customer lists with the prior written consent of Company. Google will provide Company with a sample of this usage if requested by Company.

13. Payment; Reporting.

13.1. Company Payments.

(a) Search Services. The Search Fees owed to Google under this Agreement will be calculated using the number of Requests for Search Results Sets as reported by Google.

(b) Offset. Google may offset the Search Fees payable by Company under this Agreement against Google’s payment obligations to Company under this Agreement.

(c) Invoices. Even if the Search Fees are offset under subsection 13.1(a), Google will invoice (or send a statement of financial activity to) Company for Search Fees in the month after the Search Fees are incurred. Company will pay the invoice amount, if any, to Google within 30 days of the date of invoice except to the extent Google elects to offset such Search Fees against its payment obligations to Company under this Agreement.

13.2. Google Payments.

(a) For each applicable Advertising Service, Google will pay Company an amount equal to the Revenue Share Percentage (listed in Exhibit A of this Agreement) of Net Ad Revenues attributable to a calendar month. This payment will be made in the month following the calendar month in which the applicable Ads were displayed. [*].

(b) Google’s payments for Advertising Services under this Agreement will be based on Google’s accounting which may be filtered to exclude (i) invalid queries, impressions, conversions or clicks, and (ii) any amounts refunded to advertisers in connection with Company’s failure to comply with this Agreement, as reasonably determined by Google.

13.3. All Payments.

(a) [*]. Company is responsible for all taxes (if any) associated with the Services, other than (i) taxes based on Google’s net income [*]. All payments to Company from Google in relation to the Services will be treated as inclusive of tax (if applicable) and will not be adjusted. If Google is obligated to withhold any taxes from its payments to Company, Google will notify Company of this and will make the payments net of the withheld amounts. Google will provide Company with original or certified copies of tax payments (or other sufficient evidence of tax payments) if any of these payments are made by Google. [*].

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) All payments due to Google or to Company will be in the currency specified in this Agreement and made by electronic transfer to the account notified to the paying party by the other party for that purpose, and the party receiving payment will be responsible for any bank charges assessed by the recipient’s bank.

(c) In addition to other rights and remedies Google may have, Google may offset any payment obligations to Company that Google may incur under this Agreement against any undisputed, past due product or service fees owed to Google by Company under this Agreement or any other agreement between Company and Google. Google may also withhold and offset against its payment obligations under this Agreement, or require Company to pay to Google within 30 days of any invoice, any amounts Google may have overpaid to Company in prior periods.

13.4 [*]

14. Warranties; Disclaimers.

14.1. Warranties. Each party represents and warrants to the other party that (a) it has full power and authority to enter into this Agreement; and (b) this Agreement has been duly executed and delivered by such party and is intended to be a valid and binding obligation of such party, enforceable in accordance with its terms.

14.2. Disclaimers. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, WHETHER IMPLIED, STATUTORY, OR OTHERWISE, AND EACH PARTY DISCLAIMS, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.

15. Indemnification.

15.1. By Company. Company will indemnify, defend, and hold harmless Google from and against all liabilities, damages, and costs (including settlement costs) arising out of a third party claim: (a) arising from any Company Content, Sites or Company Brand Features; (b) arising from Company’s breach of this Agreement; (c) arising from or related to Company’s breach of any third party agreements as a result of Company’s entering into this Agreement or Company’s utilization of the Services under the terms of this Agreement; [*]; (f) arising from Click Tracking; (g) arising from Company’s use of IS; or (h) arising from accessing the Services, directly or indirectly, from or through any Approved Client Application.

15.2. By Google.

(a) Google will indemnify, defend, and hold harmless Company from and against all liabilities, damages, and costs (including settlement costs) arising out of a third party claim: (i) [*], (ii) arising from Google’s breach of this Agreement, or (iii) [*], or (iv) arising from or related to Google’s breach of any third party agreements as a result of Google’s entering into this Agreement or Google’s provision of the Services under the terms of this Agreement.

(b) Notwithstanding the foregoing, Google will not have any obligations or liability under this Section 15 (Indemnification) to the extent arising from any (i) use of the Services or Google Brand Features in a modified form or in combination with services or software not furnished by Google except for any such modification or combination made by Company as necessary in the ordinary course of the authorized uses of the Services or Google Brand Features, (ii) content, information or data provided to Google by Company, End Users or any other third parties [*], or (iii) Search Results, content appearing in Search Results, or content to which Search Results or Ads link.

15.3. General. The party seeking indemnification will promptly notify the other party of the claim and cooperate, at the other party’s expense, with the other party in defending the claim. The indemnifying party has full

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

control and authority over the defense, except that any settlement requiring the party seeking indemnification to admit liability or to pay any money will require that party’s prior written consent, such consent not to be unreasonably withheld or delayed. The party seeking indemnification may join in the defense with its own counsel at its own expense. THE INDEMNITIES IN SUBSECTIONS 15.1(a) and 15.2(a)(i) ARE THE ONLY REMEDY UNDER THIS AGREEMENT FOR VIOLATION OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS.

16. Limitation of Liability.

16.1. Limitation.

(a) NEITHER PARTY WILL BE LIABLE UNDER THIS AGREEMENT FOR LOST REVENUES OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, EVEN IF THE PARTY KNEW OR SHOULD HAVE KNOWN THAT SUCH DAMAGES WERE POSSIBLE AND EVEN IF DIRECT DAMAGES DO NOT SATISFY A REMEDY.

(b) NEITHER PARTY WILL BE LIABLE UNDER THIS AGREEMENT FOR MORE THAN THE SUM OF FEES PAID TO SUCH PARTY UNDER THIS AGREEMENT AND AD REVENUES RECEIVED AND RETAINED BY SUCH PARTY DURING THE 12 MONTHS BEFORE THE CLAIM ARISES.

16.2. Exceptions to Limitations. These limitations of liability do not apply to breaches of confidentiality obligations contained in this Agreement, violations of a party’s Intellectual Property Rights by the other party, or a party’s indemnification obligations contained in this Agreement (except for patent indemnification obligations).

17. Confidentiality; Publicity; Disclosures.

17.1. Confidentiality. The parties’ confidentiality obligations will be governed by the terms of the NDA between the parties dated June 26, 2013, which are incorporated herein by reference; provided that, in the event of any termination or expiration of such NDA, the terms of such NDA shall remain effective against the parties under this Agreement for the remainder of the Term.

17.2. Exceptions. Notwithstanding Section 17.1 (Confidentiality), Google may share with advertisers Site-specific and Approved Client Application-specific statistics, the Site URL, the name and platform of the Approved Client Application, and related information collected by Google through its provision of the Advertising Services to Company. Disclosure of information by Google under this subsection 17.2 will be in compliance with the terms of the Google Privacy Policy located at the following URL: http://www.google.com/privacypolicy.html (or a different URL Google may provide to Company from time to time).

17.3 Residuals. Each party (as Discloser) acknowledges that this Section 17 is not intended to limit the professional development or career path of the employees of the other party (as Recipient) who have had authorized access to the Confidential Information of the Discloser and whose knowledge and skills may have developed partly as a result of such access. Accordingly, neither party (as Recipient) shall be obligated to limit the assignment of employees who had access to the Confidential Information of the other party (as Discloser), and the Recipient shall not be liable for trade secret misappropriation merely because such employees utilize the residual knowledge that such employees obtained through authorized access to Confidential Information of the Discloser, provided that such employees no longer have access to the fixed form (including any written, electronic or other copies) of the Confidential Information of the Discloser to which the residual knowledge pertains. Nothing in this section or in this Agreement shall (i) limit, or be construed to limit, either party’s ability or right to (A) develop any technology, products, features, or services or engage in any activities related to the development, without violating any express provision of this Agreement or (B) license or acquire any technology, products, features or services from third parties; or (ii) except as otherwise expressly provided for in this Agreement, limit or be construed to limit, rights (including

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

rights of use) that either party may have under applicable Law. For purposes of the foregoing, “residual knowledge” means the generalized information that employees of the Recipient retain incidentally as part of their unaided knowledge and skills where the employees (i) do not identify the information with the Discloser and (ii) have not made any effort to retain or assist their recollection of the information. Notwithstanding the foregoing, nothing in this section shall (a) affect the prohibitions on disclosure of Confidential Information; (b) constitute, or be deemed to result in, a license under any copyrights or patents; or (c) affect any other rights or remedies a party may have under this Agreement or otherwise.

17.4. Publicity. Neither party may make any public statement regarding the existence of this Agreement or any terms or conditions of this Agreement without the other party’s written approval; provided, that either party may make a public statement to the extent required under applicable law.

17.5. Disclosures.

(a) A Recipient or its officers, directors, employees, or third party contractors may make a disclosure of Confidential Information (i) if required by legal process (as a result of legal compulsion or in order to advance a defense to a claim), (ii) in response to a request by a governmental or regulatory agency, including but not limited to, a national stock market or exchange, or the Securities and Exchange Commission or other regulatory agency, or (iii) in connection with a proceeding before a court, adversary proceeding, administrative proceeding, governmental or regulatory proceeding, including but not limited to, the rules and regulations of a national stock market or exchange, or the Securities and Exchange Commission or other regulatory agency if, in each case, the Recipient only discloses that portion of the Confidential Information reasonably required to be disclosed (on advice of Recipient’s counsel); and unless prohibited by law, the Recipient provides reasonable written notice to the Discloser in advance of the disclosure so that the Discloser may (x) seek confidential treatment for the Confidential Information, a protective order or other appropriate remedy, relief or reliable assurances that confidential treatment will be afforded the information so disclosed (in which event, the Recipient will use commercially reasonable efforts to cooperate with the Discloser to obtain such confidential treatment, orders or other remedy, relief or assurances); or (y) consent in writing to having the Confidential Information so produced or so disclosed (which consent will extend solely to the disclosure and production in question). A Recipient or its officers, directors, employees, or third party contractors may also make a disclosure of Confidential Information to satisfy disclosure requirements in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports required to be filed with the Securities and Exchange Commission, or any other filings, reports, or disclosures that may be required under applicable laws and regulations or stock exchange requirements, provided that the party making the disclosure will, to the extent not prohibited by law, give the other party prior written notice of the disclosure and, if requested by the other party, will take commercially reasonable actions to minimize the extent and nature of the disclosure).

(b) In the event that Company intends to file a copy or summary of this Agreement with any regulatory agency (including the Securities and Exchange Commission), the parties will create a mutually agreeable redacted Agreement or a mutually agreeable summary, provided that if the parties are unable to agree, then Company may file the copy or summary containing the disputed portion(s) if Company reasonably determines (on advice of Company’s counsel) that applicable laws or regulations require that Company disclose such disputed portions.

17.6 Data Ownership. The Parties agree that, as between Company and Google, data or information collected by Company (including, without limitation, click events tracked by Company) or Permitted Search Distribution Partners independent of Google or that is sent by Company to Google in connection with the provision of the Services [*]. The Parties agree that, as between Company and Google, any data or information collected by Google independent of the Sites that is received by Google from End Users of the Sites in connection with provision of the Services under this Agreement, or that is received directly from such End Users’ browsers in the ordinary course of providing the Services [*].

17.7 [*]

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) [*]

(b) [*]

(c) [*]

18. Term and Termination.

18.1. Term. The term of this Agreement is the Term stated on the front pages of this Agreement, unless earlier terminated as provided in this Agreement.

18.2. Termination.

(a) Either party may terminate this Agreement with notice if the other party is in material breach of this Agreement [*]:

(i) where the breach is incapable of remedy;

(ii) where the breach is capable of remedy and the party in breach fails to remedy that breach within 30 days after the later of (x) receiving notice from the other party or (y) with regard to Sections 7.1 and 7.2 of this Agreement, after the time periods indicated therein; or

(iii) more than twice within any calendar year even if the previous breaches were remedied.

(b) Google reserves the right to suspend or terminate Company’s use of any Services that are alleged or reasonably believed by Google to infringe or violate a third party right. If any suspension of a Service under this subsection 18.2(b) continues for more than 6 months, Company may immediately terminate this Agreement upon notice to Google.

(c) Google may terminate this Agreement, or the provision of any Service, immediately with notice if pornographic content that is illegal under U.S. law is displayed on any page of a Site or Approved Client Application [*].

(d) Upon the expiration or termination of this Agreement for any reason:

(i) all rights and licenses granted by each party will cease immediately;

(ii) if requested, each party will use commercially reasonable efforts to promptly return to the other party, or destroy and certify the destruction of, all Confidential Information disclosed to it by the other party; and

(iii) any continued use of the Services will be subject to Google’s then standard terms and conditions available at http://www.google.com/adsense/localized-terms, provided that Google will not be obligated to provide the Services (including Results) to Company or make any payments with respect to Company’s continued use of the Services following expiration or termination.

19. Regulatory Cooperation and Proceedings.

19.1. Regulatory Cooperation. In connection with any regulatory or judicial proceedings (collectively referred to as “Regulatory Proceedings”) relating to this Agreement:

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) The parties will consult and cooperate reasonably with one another, consider in good faith the views of one another, and provide to the other party in advance any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals they or their agents make or submit to a Governmental Authority. Without limiting the foregoing, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority, (ii) give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Authority, (iv) if any Governmental Authority initiates a substantive oral communication promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority, (vi) provide each other with copies of all written communications to or from any Governmental Authority, and (vii) not advance arguments in connection with any regulatory review or litigation proceeding related to this Agreement (other than litigation between the parties) over the objection of the other party that would reasonably be likely to have a significant adverse impact on that other party, provided however, that neither party shall be required to comply with subsection (ii) to the extent that the Governmental Authority objects to the participation of the party, or with subsections (v) or (vi) to the extent that such disclosure may raise regulatory, privilege, privacy, or other business concerns (in which case, the disclosure may be made on an outside counsel basis).

(b) The parties will cooperate reasonably with Governmental Authorities to provide information in response to any issues, objections or concerns they may have and, if required for approval by a Governmental Authority [*].

(c) [*]

19.2. Regulatory Proceedings.

(a) After first discussing with the other party in good faith its concerns and potential alternatives to such termination, and only if such party has taken all actions in compliance with Section 19.1, either party may terminate the Agreement:

(i) in its entirety or with respect to the United States only, if either party reasonably anticipates litigation or a Regulatory Proceeding brought by the U.S. Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other state or federal agency to enjoin it from consummating, implementing or otherwise performing the Agreement;

(ii) in its entirety, if either party reasonably anticipates the filing of a Statement of Objections or other Regulatory Proceeding by the European Commission to enjoin it from consummating, implementing or otherwise performing the Agreement;

(iii) in its entirety, if either party reasonably anticipates that continued performance under the Agreement would have a material adverse impact on any on-going antitrust proceeding involving either party in Europe or India;

(iv) in part, with respect to a Territory other than the United States, if either party at any point during the Term (1) reasonably anticipates litigation or a Regulatory Proceeding brought by a competition agency in such Territory or other regulatory agency in such Territory to enjoin the Parties from consummating, implementing or otherwise performing the Agreement or (2) reasonably anticipates that continued performance under the Agreement in such Territory would have a material adverse impact on any on-going antitrust proceeding in which it is involved in such Territory; or

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(v) in its entirety on sixty (60) days prior written notice if the other party’s exercise of its termination rights under this Section 19.2(a) has collectively and materially diminished the economic value of the transaction as a whole to the non-terminating party.

(b) Subject at all times to each party’s rights under Section 19.2(a), each party will defend or settle any lawsuits or similar actions relating to this Agreement that are filed against both parties by a Governmental Authority on competition grounds, unless doing so is not commercially reasonable with respect to that party (and taking all factors into account, including without limitation effects on a party’s brand or business outside the scope of the Agreement).

20. Miscellaneous.

20.1. Compliance with Laws. Each party will comply with all applicable laws, rules, and regulations in fulfilling its obligations under this Agreement.

20.2. Notices. All notices of termination or breach must be in writing and addressed to the attention of the other party’s Legal Department and primary point of contact. The email address for notices being sent to Google’s Legal Department is legal-notices@google.com and for Company’s Legal Department is legal-notices@yahoo-inc.com. All other notices must be in English, in writing and addressed to the other party’s primary contact. Notice will be treated as given on receipt, as verified by written or automated receipt or electronic log (as applicable).

20.3. Assignment. Neither party may assign any part of this Agreement without the written consent of the other, except to an Affiliate where (a) the assignee has agreed in writing to be bound by the terms of this Agreement; (b) the assigning party remains liable for obligations under the Agreement if the assignee defaults on them; and (c) the assigning party has notified the other party of the assignment. Any other attempt to assign is void.

20.4 Change of Control. Upon the earlier of (a) the sale, transfer or assignment of securities of a party representing more than [*] of the voting power of all of such party’s outstanding voting securities to an acquiring party or related group, (b) a consolidation or merger where, immediately after such transaction(s), the holders of a party’s outstanding shares immediately prior to such transaction(s) do not retain stock representing more than [*] of the voting power, directly or indirectly, of the surviving entity or an entity that wholly owns, directly or indirectly, the surviving entity, (c) the sale of all or substantially all operating assets of a party, or (d) individuals who constitute the board of directors of a party as of the Effective Date (the “Incumbent Board”) cease to constitute at least a [*] board of directors of the party; [*] (each, a “Change of Control Event”), the party experiencing the Change of Control Event will provide notice to the other party promptly, but no later than [*] after the occurrence of the Change of Control Event. The other party may terminate this Agreement by sending notice to the party experiencing the Change of Control Event and the termination will be effective [*]. The parties agree that neither the Company’s proposed spin off of its ownership interests in Alibaba Group Holding Limited and its small business unit (nor any other sale or transfer comprised primarily of all or any part of Company’s ownership interest in Alibaba Group Holding Limited) nor any future sale of all or any part of Company’s equity holdings in Yahoo! Japan Corporation will be treated as a Change of Control Event for purposes of this Section 20.4

20.5. Governing Law. THIS AGREEMENT, AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES, WILL BE GOVERNED BY CALIFORNIA LAW, EXCLUDING CALIFORNIA’S CONFLICT OF LAW RULES, AND WILL BE LITIGATED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS OF SANTA CLARA COUNTY, CALIFORNIA, USA. THE PARTIES CONSENT TO PERSONAL JURISDICTION IN THOSE COURTS.

20.6. Equitable Relief. Nothing in this Agreement will limit either party’s ability to seek equitable relief; except that Company will not seek, in a proceeding filed during the Term or for one year after the Term, an injunction or an exclusion order of any of the Services or any portion of the Services based on patent infringement.

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.7. Entire Agreement; Amendments. This Agreement sets out all terms agreed between the parties and supersedes all other agreements between the parties relating to its subject matter. [*]. In entering into this Agreement, neither party has relied on, and neither party will have any right or remedy based on, any statement, representation or warranty (whether made negligently or innocently), except those expressly set out in this Agreement. Any amendment must be in writing, signed (including by electronic signature) by both parties, and expressly state that it is amending this Agreement.

20.8. No Waiver. Neither party will be treated as having waived any rights by not exercising (or delaying the exercise of) any rights under this Agreement, and no waiver will be effective unless in writing and signed by the waiving party.

20.9. Severability. If any term (or part of a term) of this Agreement is invalid, illegal or unenforceable, the rest of the Agreement will remain in effect.

20.10. Survival. The following sections of this Agreement will survive any expiration or termination of this Agreement: 1 (Definitions), 8 (Intellectual Property), 12 (with respect to amounts owed through the date of expiration or termination), 15 (Indemnification), 16 (Limitation of Liability), 17 (Confidentiality; Publicity), 18.2(d), and 20 (Miscellaneous).

20.11. No Agency. This Agreement does not create an agency, partnership, or joint venture between the parties.

20.12. No Third Party Beneficiaries. This Agreement does not confer any benefits on any third party unless it expressly states that it does.

20.13. Force Majeure. Neither party will be liable for failure or delay in performance to the extent caused by circumstances beyond its reasonable control.

20.14. Counterparts. The parties may execute this Agreement in counterparts, including facsimile, PDF or other electronic copies, which taken together will constitute one instrument.

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

    Signed:

Google

By:	/s/ Philipp Schindler

Print Name:	Philipp Schindler

Title:	Authorized Signatory

Date:	10/19/15

Company

By:	/s/ Marissa A. Mayer

Print Name:	Marissa A. Mayer

Title:	President and CEO

Date:	10/19/15

Google Asia Pacific Pte Ltd.

By:	/s/ Marco Borla

Print Name:	Marco Borla

Title:	Finance Director

Date:	10/20/15

Yahoo! Singapore Digital Marketing Pte Ltd.

By:	/s/ Chang Yu Ching

Print Name:	Chang Yu Ching

Title:	Director

Date:	10/19/15

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

Approved Sites and Territory

Sites Approved for WS:

yahoo.com (including all subdomains and international equivalents but excluding au.yahoo.com)

Sites Approved for IS:

yahoo.com (including all subdomains and international equivalents but excluding au.yahoo.com)

Sites Approved for AFS:

yahoo.com (including all subdomains and international equivalents but excluding au.yahoo.com)

Sites Approved for [*]

[*]

Territories:

Sites to be limited to the following territories: United States, Canada, Hong Kong, Taiwan, Southeast Asia (Singapore, Thailand, Vietnam, Philippines, Indonesia, and Malaysia), India, Middle East, Africa, Mexico, Argentina, Brazil, Colombia, Chile, Venezuela, Peru, Australia and New Zealand

[*]

[*]

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

AFS Revenue Share Percentage

Desktop:	[*]

[*]

Tablet:	[*]

Mobile:	[*]

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

Permitted Search Distribution Partners

[*]

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

[*]

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E

[*]

[*]

Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.